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                                                                     Exhibit 2.5

May 13, 1999

Mr. Robert Qualls
Chairman & Chief Executive Officer
Isis Cosmetic Partners, Inc.
1003 Landfall Way
Johns Island, S.C. 29455

Dear Bob:

     Reference is made to that letter of intent (the "LOI") between Isis Cosmetic Partners, Inc. ("Isis") and Better Image, Inc. ("BII") dated March 17, 1999. Pursuant to the LOI, Isis assigned (the "Assignment") certain Services Agreements to BII.

     BII has executed definitive agreements with 12 Isis Prospect Practices (as defined in the LOI) identified on Exhibit A attached hereto (the "ISIS Practices"). In exchange for all assets of Isis, the Assignments and the Isis Practices, BII agrees to issue to Isis 614,756 shares of BII common stock, no par value per share.

     If you agree with the matters stated above, please sign and return a copy of this letter to me.

                                        Sincerely,

                                        BETTER IMAGE, INC.


                                        By: /s/    Jonathan E. Wilfong
                                           ------------------------------------
                                                   Jonathan E. Wilfong
                                                         Chairman

Accepted and Agreed as of the
date of this Letter:

ISIS COSMETIC SURGERY PARTNERS, INC.


By:  /s/     Robert Qualls
   ----------------------------------
             Robert Qualls
                Chairman